                                                                      EXHIBIT 21

                    TAG ENTERTAINMENT CORP. AND SUBSIDIARIES

                             AS OF DECEMBER 31, 2004

TAG Entertainment USA, Inc.
Majestic Film Partners, LP
Majestic Film Partners II, LP
Majestic Film Partners III, LP
Majestic Film Partners IV, LP